EXHIBIT 4.3

SECOND AMENDMENT OF THE

HEAT BIOLOGICS, INC. 2009 STOCK INCENTIVE PLAN

This Second Amendment of the Heat Biologics, Inc. 2009 Stock Incentive Plan (the “Plan”) is effective April 7, 2011.

WHEREAS, the Board of Directors (the “Board”) of Heat Biologics, Inc., a Delaware corporation (the “Company”) has adopted and the stockholders of the Company have approved the Plan, as amended; and

WHEREAS, the Board of Directors deems it to be in the best interest of the Corporation to amend the Plan in order to increase the maximum number of shares of common stock issuable pursuant to options granted under the Plan from 500,000 shares to 1,500,000

WHEREAS, the Board has approved this amendment of the Plan in order to allow for the early exercise of stock options granted under the Plan.

NOW, THEREFORE, the Plan shall be amended as follows:

1.

The first sentence of Section 4(a) shall be deleted in its entirety and the following substituted in lieu thereof:

“Subject to adjustment under Section 8, Awards may be made under the Plan for up to 1,500,000 shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”).”

2.

Except as amended herein, the terms and provision of the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Company certifies that the foregoing Second Amendment of the Heat Biologics, Inc. 2009 Stock Incentive Plan was duly adopted by the Board of Directors of the Company.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Jeffrey Wolf, Chief Executive Officer

Heat Biologics, Inc.

Second Amendment of the Heat Biologics, Inc. 2009 Stock Incentive Plan

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